Exhibit 99.1

THE TILE SHOP REPORTS FIRST QUARTER 2014 RESULTS

— 13.3% Sales Growth —

— Seven Stores Opened in 2014 YTD —

— Updates 2014 EPS Guidance —

April 29, 2014 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its first quarter ended March 31, 2014.

Net sales grew 13.3% to $64.4 million for the quarter ended March 31, 2014 compared with $56.8 million for the first quarter of 2013. The $7.5 million increase in sales was driven by incremental net sales of $8.8 million from stores not included in the comparable stores base, partly offset by a modest decrease in comparable store sales of 2.3% or $1.3 million. Sales results were impacted by harsh winter weather conditions in important mid-west, mid-Atlantic and east coast markets where the majority of its stores are located. Comparable store sales improved sequentially throughout the quarter as weather challenges subsided, including positive comparable store sales growth in March. Additionally, stores located in more southern geographies delivered high single digit comparable store sales growth for the quarter.

“We were very encouraged by the meaningful improvement in sales that our stores delivered as the quarter progressed as we worked to overcome customer traffic and sales levels that were below our expectations given the extremely harsh winter weather conditions in our critical markets, ” stated Robert Rucker, Chief Executive Officer. “We continue to focus on the execution of our growth strategy and the implementation of operational improvements to the business. In that regard, we are pleased with the pace of new store openings, the sequential improvement in gross profit margins in the quarter and the meaningful reduction in inventory levels. As we move forward and the large number of stores that were opened over the past two years mature, we firmly expect a return to our prior levels of profitability.”

The Company opened five new stores in the first quarter, four in new markets (Austin and Southlake, Texas; Albuquerque, New Mexico; and Scottsdale, Arizona) and one store in an existing market (Lincoln Park, Illinois). With the opening of the Fort Wayne, Indiana and Tempe, Arizona stores in April, the Company now has 95 locations in 30 states.

Non-GAAP Information

The Company presents non-GAAP net income to provide useful information to investors regarding the Company’s normal operating performance. Non-GAAP net income excludes non-recurring items and the non-cash change in fair value of warrants.

On a non-GAAP basis, net income for the quarter would have been $4.4 million, compared to $7.0 million in the comparable prior year period. Non-GAAP earnings per basic and diluted share for the quarter ended March 31, 2014 would have been $0.09 and $0.09 per share, based on 51.2 million and 51.5 million weighted average shares outstanding, respectively. Non-GAAP earnings per basic and diluted share for the quarter ended March 31, 2013 would have been $0.16 and $0.14 per share, based on 44.9 million and 50.6 million weighted average shares outstanding, respectively.

See the “Non-GAAP Net Income” table and the “Non-GAAP Financial Measures” section below for a reconciliation of non-GAAP to GAAP earnings.

Non-GAAP Net Income ($ in thousands, except share and per share data)	Three months ended March 31,
	2014	2013

Reported income (loss) before income taxes	$6,181	$(40,453)
Change in fair value of warrants	-	51,845
Non-recurring investigation related and other unusual costs	1,128	240
Non-GAAP net income before taxes	7,309	11,632
Provision for income taxes	(2,924)	(4,653)
Non-GAAP net income	$4,385	$6,979

Weighted average basic shares outstanding	51,166,766	44,854,988
Weighted average diluted shares outstanding	51,523,170	50,628,988
Basic earnings per share	$0.09	$0.16
Diluted earnings per share	$0.09	$0.14

For the quarter, Adjusted EBITDA was $13.8 million compared to $16.4 million in the same period of the prior year. The Company’s Adjusted EBITDA excludes non-recurring items, as further described in “Non-GAAP Financial Measures” below. The non-recurring costs incurred in the first quarter 2014 were $1.1 million. See the “Adjusted EBITDA” table and “Non-GAAP Financial Measures” section below for a reconciliation of Adjusted EBITDA to net income.

Adjusted EBITDA ($ in thousands)	Three months ended March 31,
	2014	2013

Net income (loss)	$3,709	$(44,717)
Interest expense	711	594
Income taxes	2,472	4,264
Change in fair value of warrants	-	51,845
Depreciation and amortization	4,411	3,044
Non-recurring investigation related and other unusual costs	1,128	240
Stock-based compensation	1,397	1,092
Adjusted EBITDA	$13,828	$16,362

Financial Guidance

The Company is providing updated expectations for full year 2014, based on past performance, anticipated new store openings and current economic conditions. The Company notes that updated expectations include the impact from abnormally harsh winter weather conditions in most of its markets during the first quarter.

For the full year ended December 31, 2014 the Company expects:

Guidance Range
Net sales ($ in millions)	$280 to $290
Comparable Store Sales	4% to 6%
Earnings per share	$0.41 to $0.45
*assuming 70% gross margins and 51.7 million fully diluted shares outstanding
New stores	20

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Tuesday, April 29, 2014. Participants may access the live webcast by visiting the Company’s investor relations website at www.tileshop.com. The call can also be accessed by dialing (877) 407-3982, or (201) 493-6780 for international participants. The replay of the call will be available from approximately 8:00 p.m. Eastern Time on April 29, 2014 through midnight Eastern Time on May 13, 2014. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13579943. The archive of the webcast will be available on the Company’s Web site for a limited time.

Additional details can be located in the filing at www.tileshop.com under the Financials – SEC Filings section of its Legal/Investors – Investor Relations page.

About Tile Shop Holdings and The Tile Shop

The Company is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Company operates 95 stores in 30 states, with an average size of 23,000 square feet. The Company also sells its products on its website, www.tileshop.com.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting interest expense, income taxes, depreciation and amortization, non-cash change in fair value of warrants, stock based compensation and other non-recurring items including special investigation costs and equity related transaction costs, Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Non-GAAP net income excludes non-cash change in fair value of warrants and other non-recurring items including special investigation costs and equity related transaction costs, net of tax.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plans, expected financial performance of new stores, the benefits of the Company’s operating model, and expected future cash flows. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands, except share data)

	(Unaudited)	(Audited)
	March 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$4,287	$1,761
Trade receivables, net	1,506	1,198
Inventories	66,282	72,067
Income tax receivable	4,013	9,528
Deferred taxes and other current assets, net	6,148	7,151
Total current assets	82,236	91,705
Property, plant and equipment, net	132,449	125,317
Deferred taxes and other assets, net	25,498	25,747
TOTAL ASSETS	$240,183	$242,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,517	$22,867
Other accrued liabilities	19,441	17,118
Total current liabilities	32,958	39,985
Long-term debt, net	89,750	91,646
Capital lease obligation, net	1,078	1,161
Deferred rent	27,151	25,560
Other long-term liabilities	4,272	4,554
TOTAL LIABILITIES	155,209	162,906

Stockholders’ equity:
Common stock, par value 0.0001; authorized: 100,000,000 shares; issued: 51,241,127 and 51,229,720 shares	5	5
Additional paid-in-capital	171,121	169,719
Preferred stock, par value $0.001; authorized 10,000,000 shares; issued 0 shares	-	-
Accumulated deficit	(86,152)	(89,861)
Total stockholders’ equity	84,974	79,863
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$240,183	$242,769

Tile Shop Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

($ in thousands, except share, and per share data)

(Unaudited)

	Three months ended March 31,
	2014	2013
Net sales	$64,379	$56,835
Cost of sales	19,446	16,462
Gross profit	44,933	40,373
Selling, general and administrative expenses	37,972	28,354
Income from operations	6,961	12,019
Interest expense	711	594
Change in fair value of warrants	-	51,845
Other expense	(69)	(33)
Income (loss) before income taxes	6,181	(40,453)
Provision income taxes	(2,472)	(4,264)
Net income (loss)	$3,709	$(44,717)

Earnings (loss) per common share:

Basic	$0.07	$(1.00)
Diluted	$0.07	$(1.00)

Weighted average shares oustanding:

Basic	51,166,766	44,854,988
Diluted	51,523,170	44,854,988

Contacts:

Investors and Media: Brad Cohen: 763-852-2988 investorrelations@tileshop.com